UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        March 4, 2008

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia	22314
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code      (703) 329-6300

                    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                                       Other Events.

The Company has entered into two separate interest rate lock agreements under which the Company expects to obtain, in March or April 2008, two individual separate five year interest only mortgage loans, to be secured by the Company’s Avalon at Arlington Square community in Arlington, Virginia and its Avalon at Cameron Court community in Alexandria, Virginia, respectively. The Company expects to borrow approximately $265 million in the aggregate in the two transactions. Interest will be fixed at a weighted average interest rate of 4.78% per annum for five years. The Company has an option to extend the Avalon at Arlington Square loan for one additional year, during which the loan may be prepaid without penalty.

During the extension period, interest would be incurred at a variable interest based on the one month London Interbank Offered Rate plus a spread of 2.50% per annum. The Company may pursue additional secured financing opportunities in the future. There can be no assurance that the two pending loans, or the other financings that the Company may potentially pursue in the future, will be approved by the relevant lenders or the Company or that these financings will close and if so at what interest rates or other terms. The Company expects to use the funds from these loans, if completed, to pay amounts outstanding now or in the future under the Company’s unsecured credit facility and to support the Company’s development and redevelopment activity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

By:	/s/ Thomas J. Sargeant
Name:	Thomas J. Sargeant
Title:	Chief Financial Officer

Date: March 11 , 2008